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                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         The Agreement and Plan of Merger (the "Merger Agreement"), dated as of the 20th day of September, 1999, by and among Infinite Technology Information Services, Inc. (the "Company"), Mercury Internet Services, Inc. (the "Purchaser") and Infinite Technology Group Ltd. (the "Parent"), shall be amended as follows:

         1. The Merger Agreement is hereby amended to:

                  A. Delete all references to the Parent's IPO as a contingency for consummation of the Merger;

                  B. Revise the Merger Consideration to be delivered by the Parent upon consummation of the Merger, from 100,000 shares of Common Stock and $3,500,000, to (i) 350,000 shares of Common Stock, (ii) a cash payment of $500,000, and (iii) a promissory note in the amount of $500,000; and

                  C. Delete all references the Loan, which was to be paid to Paul Wolotsky upon consummation of the Merger.

         2. To accomplish the foregoing:

                  A. Section 1.01 of the Merger Agreement shall be amended, so that as amended, it shall read as follows:

                           "SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the NYBCL, the Company shall be merged with and into the Purchaser. The Merger shall be effected as soon as practicable after the date hereof. Following the Merger, the Purchaser shall continue as the surviving corporation and the separate corporate existence of the Company shall cease."

                  B. Section 1.07 of the Merger Agreement shall be amended, so that as amended, it shall read as follows:

                           "SECTION 1.07 EXCHANGE OF CONSIDERATION. In exchange for all of the Issued Company Shares, the Parent shall deliver (i) Three Hundred and Fifty Thousand (350,000) shares of Common Stock of the Parent, (ii) a cash payment of Five Hundred Thousand ($500,000) Dollars, and (iii) a Promissory Note in the amount of Five Hundred Thousand Dollars, due December 31, 2001 (subject to mandatory prepayment upon the closing of an initial public offering of the Parent's Common Stock) (collectively referred to as the "Merger Consideration"). The Merger Consideration shall be delivered by the Parent as








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         instructed by the Company; provided, however, that the $500,000 shall be paid $200,000 upon consummation of the Merger and $100,000 on each of June 30, 2000, September 30, 2000 and December 31, 2000.

                  The 100,000 shares delivered by the Parent, as set forth herein, shall be "restricted stock", shall not be registered under the Securities Act of 1933, as amended (the "Act") and the Parent shall have no obligation to effect any registration thereof

                  C. Section 6.01 of the Merger Agreement shall be amended, so that as amended, it shall read as follows:

                           "SECTION 6.01 CONDITIONS TO CONSUMMATION OF THE MERGER. The obligations of the Purchaser and the Parent are, at Purchaser's and the Parent's option, subject to the fulfillment of the conditions hereinafter set forth:

                           (a) The Company shall have performed and complied with all of the conditions and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects.

                           (b) The Purchaser's shareholder shall have approved the Merger in accordance with New York law. The approval of the Merger by the Company's shareholders in accordance with New York law shall be in full force and effect.

                           (c) There shall have been no material change in the business, properties or financial condition of the Company from such condition on the date hereof.

                           (d) On the Closing Date (i) there shall be no injunction, restraining order, or order of any nature issued by a court of competent jurisdiction which directs that any transaction contemplated by this Agreement shall not be consummated and (ii) there shall be no suit, action, investigation or other proceeding pending or threatened by any governmental agency or private party seeking to restrain or prohibit the consummation of any material transaction contemplated hereby or the obtaining of any material amount of damages from any party hereto or any officer or director of any such party, in connection with the consummation of the transactions contemplated hereby."









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                  B. Section 6.02 of the Merger Agreement shall be amended, so that as amended, it shall read as follows:

                           "SECTION 6.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company are, at the Company's option, subject to the fulfillment of the conditions hereinafter set forth.

                           (a) Purchaser and Parent shall have performed and complied with all of the conditions and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects.

                           (b) The Purchaser's shareholder shall have approved the Merger in accordance with Delaware law.

                           (c) There shall have been no material adverse change in the business, properties or financial condition of the Parent from such condition on the date hereof.

                           (d) On the Closing Date (i) there shall be no injunction, restraining order, or order of any nature issued by a court of competent jurisdiction which directs that any transaction contemplated by this Agreement shall not be consummated and (ii) there shall be no suit, action, investigation or other proceeding pending or threatened by any governmental agency or private party seeking to restrain or prohibit the consummation of any material transaction contemplated hereby or the obtaining of any material amount of damages from any party hereto or any officer or director of any such party, in connection with the consummation of the transaction contemplated hereby."

                  3. All of the other terms and conditions of the Merger Agreement shall remain in full force and effect.

                  4. Unless otherwise indicated, capitalized terms in this amendment shall have the meanings ascribed to them in the Merger Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this amendment to the Agreement, as of this 28th day of February, 2000.


                                INFINITE TECHNOLOGY GROUP LTD.



                                By: /s/ James McGowan
                                    _____________________________________
                                    Name: James McGowan
                                    Title: President and Chief Executive Officer

                                MERCURY INTERNET SERVICES, INC.

                                By: /s/ Paul Wolotsky
                                    _____________________________________
                                    Name: Paul Wolotsky
                                    Title: President

                                INFINITE TECHNOLOGY INFORMATION
                                SERVICES, INC.

                                By: /s/ Mark Dresner
                                    _____________________________________
                                    Name: Mark Dresner
                                    Title: President and Chief Executive Officer

AS TO SECTION 1.07 AND SCHEDULE A:



/s/ Mark Dresner
__________________________________
Mark Dresner



/s/ James McGowan
__________________________________
James McGowan


WOLOTSKY ENTERPRISES, INC.



By: /s/ Paul Wolotsky
   _______________________________
   Name: Paul Wolotsky
   Title: President